YTB International Announces New Chief Financial Officer

WOOD RIVER, Ill., Sept. 16 /PRNewswire-FirstCall/ -- YTB International, Inc. (OTC Bulletin Board: YTBLA) ("YTB" or the "Company"), a provider of e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced the appointment of Jeremy Hemann as the Company's new Chief Financial Officer effective October 1, 2010.

Robert Van Patten, CEO and former interim CFO, commented, "Jeremy brings a wealth of financial expertise and a profound understanding of YTB to the position, and I am looking forward to a smooth transition as we continue our commitment towards increasing capital reserves, reducing corporate overhead and improving our overall financial condition."

Jeremy Hemann, 32, of Edwardsville, Illinois, joined YTB in August 2005 and has served as Corporate Controller of YTB International, Inc., overseeing the Company's finance and accounting operations, including financial strategy, management and reporting, since his arrival.  Mr. Hemann has extensive experience in the areas of financial auditing, compliance matters, and overall process improvement. He holds a Bachelor's degree in Accounting from the University of Illinois.  Mr. Hemann's biography can be viewed by clicking the "Corporate Officers" link at http://www.ytbi.com/CorporateOfficers.html.

J. Scott Tomer, Chairman of YTB, added, "Jeremy has an excellent record of financial performance and a deep understanding of the Company.  I could not be happier or more proud of the accomplishments and contributions he has made to the Company during his tenure.  I am confident Jeremy and his finance team will continue to strive to bring value for our shareholders."

About YTB International
YTB International, Inc. was recognized as the 29th largest seller of travel in the U.S. in Travel Weekly's 2010 Power List, based on 2009 annual retail value of travel services booked.

YTB provides e-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through two subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc. and YourTravelBiz.com, Inc.) and YTB Travel Network, Inc.

For more information about YTB, visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

Media Contact:
618-655-9477
PR@ytb.com

CONTACT: YTB International, Inc., +1-618-655-9477, PR@ytb.com